UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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COVISINT CORPORATION
(Name of Registrant as Specified in Its Charter)

DIALECTIC CAPITAL PARTNERS, LP
DIALECTIC OFFSHORE, LTD.
DIALECTIC ANTITHESIS PARTNERS, LP
DIALECTIC CAPITAL MANAGEMENT, LP
DIALECTIC CAPITAL, LLC
BERNARD J. EASTWOOD
JOHN FICHTHORN
SCOTT DANIELS
ALAN B. HOWE
JOHN MUTCH
EDWARD ROSE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Dialectic Capital Management, LP, together with the other participants named herein (collectively, “Dialectic”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Dialectic’s slate of five highly-qualified director nominees to the Board of Directors of Covisint Corporation, a Michigan corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of shareholders or any other meeting of shareholders in lieu thereof, and any adjournments, postponements, rescheduling, or continuations thereof.

On June 2, 2016, Dialectic issued the following press release:

DIALECTIC CAPITAL DELIVERS LETTER TO COVISINT BOARD

Expresses Serious Concerns with Performance Shortcomings and Lack of Clear Strategy Under the Direction of the Current Management Team and Board

Believes a Reconstituted Board is Required to Improve Accountability and Determine the Best Path Forward to Maximize Value for All Covisint Shareholders

Has Nominated a Slate of Five Highly Qualified Candidates for Election at Covisint’s 2016 Annual Meeting

Remains Open to Continuing Constructive Dialogue with the Company to Reach a Mutually Agreeable Resolution to Reconstitute the Boardin a Manner that Is in the Best Interests of All Shareholders

Norwalk, CT – June 2, 2016 – Dialectic Capital Management, LP (together with its affiliates, “Dialectic”), one of the largest shareholders of Covisint Corporation (“Covisint” or the “Company”) (NASDAQ:COVS), with beneficial ownership of approximately 5.5% of the outstanding common stock of the Company, today announced that it has delivered a letter to the Company’s Board of Directors (the “Board”), the full text of which is included below.  Dialectic also announced that it has nominated a slate of five highly qualified candidates for election to the Board at the Company’s 2016 Annual Meeting of Shareholders.

The full text of the letter to the Board follows:

June 2, 2016
Covisint Corporation
26533 Evergreen Rd., Suite 500
Southfield, Michigan 48076
Attn: Board of Directors

Dear Members of the Board,

Dialectic Capital Management, LP, together with its affiliates (“Dialectic”), currently owns approximately 5.5% of the outstanding common stock of Covisint Corporation (“Covisint” or the “Company”), making us one of the Company’s largest shareholders. We initially invested in the Company over a year ago because we were encouraged by the new management team’s vision to turnaround Covisint, which included a two-part plan to grow the Company.  Unfortunately, by the end of 2015 management not only missed its own targets and timeline for growth but failed to disclose its previously promised “Plan B” for the operating business if the Company missed its 2015 targets (“Plan B”). After numerous delays, management finally stated that it would announce Plan B on the Q1 conference call, which it delayed until June 6, 2016, days after the deadline for nominating director candidates for election to the Board of Directors of the Company (the “Board”) at the 2016 annual meeting of shareholders (the “2016 Annual Meeting”).

We have serious concerns with Covisint’s strategic direction, recent performance and delayed Plan B under the direction of its current management team and Board.  We therefore believe change is needed on the Board to ensure that appropriate actions are taken to implement a clear strategy for the benefit of all Covisint shareholders.  We tried to engage constructively with members of the management team to reach an amicable resolution to reconstitute the Board and avoid a proxy contest but to no avail. To that end, last week we nominated a slate of five highly qualified director candidates for election at the 2016 Annual Meeting, including Scott Daniels, Alan B. Howe, John Fichthorn, John Mutch and Edward Rose.

Management’s Failed Strategy

As noted above, we initially invested in the Company in light of the new management team’s two-part plan to turnaround the Company, which was clearly laid out to shareholders.  The first part of the plan was focused on growing the Company with a target of $95 million in revenue and a willingness to burn cash down to $34 million, if necessary, by the end of 2015. If that plan was not achieved, management promised shareholders an alternative plan to meet its strategic objectives, which involved a return to profits and the consideration of a potential sale of the Company.

By the end of 2015, despite having $38 million in cash, none of the revenue and profit targets originally outlined by Covisint management had been met. Notably, on the Q4 earnings call, not only did management fail to describe Plan B but it refused to answer our questions or our subsequent calls, apparently only accepting inquiries from sell-side analysts.  When management finally returned our calls two weeks later, we reiterated our desire to understand Plan B and management noted that it would be disclosed on the Q1 earnings call, which was conveniently delayed until June 6, 2016, nine days after the nomination deadline for the 2016 Annual Meeting.  We were therefore left with no choice but to submit a formal nomination of director candidates for election at the 2016 Annual Meeting.

We believe other shareholders are likewise frustrated with management’s inability to communicate a clear strategy for the Company. Both Roumell Asset Management, LLC (“Roumell”) and Vector Capital IV, L.P. (“Vector”) have filed Schedule 13Ds with respect to their investments in Covisint and have outlined their concerns with the Company’s strategic direction. Specifically, Roumell has requested that the Company appoint two independent directors and explore strategic alternatives while Vector has determined that the Board should undertake a strategic review process to sell the Company.

We attempted to engage constructively with the Company on multiple occasions to discuss our concerns regarding management’s lack of a strategic plan as well as the concerns and requests publicized by the Company’s other large shareholders. We also attempted to reach an amicable resolution with the Company to avoid a proxy contest, which included a proposal that the Company undertake a process to replace two existing Board members with two independent Company-selected directors no later than September 30, 2016. Despite our sincere efforts to reach a resolution, Covisint failed to respond to our proposed settlement until the eleventh hour, just before the nomination deadline for the 2016 Annual Meeting, only to inform us that the Company had rejected our proposed resolution. We believe management purposefully delayed its response to our proposal in an attempt to thwart our lawful nomination, which only solidifies our belief that change is desperately needed on the Board.

Dialectic’s Solution

In order to address management’s failed strategy and apparent inability to communicate a clear strategy for the Company moving forward, we believe the Board must be reconstituted with directors that will bring a fresh perspective and shareholder-oriented mindset to the Board.  It is time for accountability at Covisint.

We have therefore nominated five highly qualified director candidates for election at the 2016 Annual Meeting, who we believe have the requisite skill sets and relevant business and financial experience to ensure that the Company evaluates, with an open mind and a keen sense of urgency, all alternative strategies to determine the best path forward to maximize value for all shareholders.

It is unfortunate – but not surprising given the Company’s apparent inability to communicate clearly with its shareholders – that Covisint has chosen to waste additional shareholder resources on a proxy contest rather than work constructively with some of its largest shareholders to implement meaningful change at the Company.

We are open to continuing our discussions with Covisint regarding Board composition and corporate strategy, and remain amenable to reaching a mutually agreeable resolution that is in the best interests of all shareholders. However, if an agreement is not reached, we are fully prepared to solicit the support of our fellow shareholders to elect our highly qualified director candidates at the 2016 Annual Meeting.

Sincerely,

/s/ John Fichthorn

John Fichthorn
Dialectic Capital Management, LP

Bios of Dialectic’s Highly Qualified Candidates:

Scott Daniels has served on the Board of Directors of Carbonite, Inc. since January 2016. Mr. Daniels served as a senior analyst of Shannon River Partners, a private hedge fund focused on technology, media and communications companies, from July 2013 to April 2014. From November 2005 to July 2013, Mr. Daniels served as a senior analyst and partner of S Squared Technology, a technology investment fund where he evaluated and invested in multiple publicly traded small and midsized emerging growth technology companies around the world. Prior to S Squared Technology, Mr. Daniels served in various analyst roles covering technology and software companies. Mr. Daniels holds an M.B.A from Columbia Business School and a B.A. in English Literature from University of Pennsylvania.

Alan B. Howe has served as the co-founder and managing partner of Broadband Initiatives LLC, a boutique corporate advisory and consulting firm, since 2001.  He served as vice president of strategic and wireless business development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008.  He served as CFO and vice president of corporate development for Teletrac, Inc., a SaaS fleet management service provider, from April 1995 to April 2001.  Previously, he held various executive management positions for Sprint PCS, and Manufacturers Hanover Trust Company.  He is currently a board member and chairman of Data I/O Corporation and board member and vice chairman of Determine, Inc.  In addition, Mr. Howe serves as an advisor to the investment bank, Bowen Advisors, under a consulting agreement.  Mr. Howe has served on a number of private and public boards including in the past five years former reporting companies Qualstar, Ditech Networks, Inc., Altigen Communications, Inc., Proxim Wireless Corporation, and Crossroads Systems, Inc.  He has a M.B.A. in Finance from Indiana University and a B.S. from the University of Illinois.

John Fichthorn is a co-founder of Dialectic Capital, an investment management firm, and has been a portfolio manager there since 2003.  From 2000 to 2003, he was employed by Maverick Capital, most recently as Managing Director of the technology group.  From 1999 to 2000, he was an analyst at Alliance Capital working across multiple hedge fund products and as a member of the technology team.  From 1997 to 1999, he was an analyst at Quilcap Corporation, a hedge fund where he covered all sectors, with a focus on technology.  From 1995 to 1997, Mr. Fichthorn worked at Ganek & Orwicz Partners where his responsibilities included small cap research, international closed-end fund arbitrage and operations.  Since 2014, Mr. Fichthorn has served as a director of Lyman Corporation, a privately held company that designs and manufactures case preparation and reloading products for shooters, hunters, and law enforcement professionals. From June 2011 to June 2014, Mr. Fichthorn served as a director of Immersion Corporation, the leading innovator in haptics technology.  Mr. Fichthorn served as a director of California Micro Devices Corporation, a supplier of protection devices for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets, from September 2009 until its sale to ON Semiconductor Corporation in January 2010.  Mr. Fichthorn holds a B.A. in Astronomy from the University of North Carolina at Chapel Hill.

John Mutch has a 30 year track record of creating significant shareholder value as both an investor and operating executive.  Mr. Mutch founded MV Advisors LLC in January of 2006 as a strategic block investment firm which provides focused investment and operational guidance to both private and public companies across a variety of industries, and has served as managing partner of MV Advisors LLC since then. MV Advisors current portfolio includes companies in the technology, active lifestyle, and sports segments valued in excess of $100M. Mr. Mutch has had a sustained career as an operating executive in the technology industry most recently serving as the chairman and chief executive officer of BeyondTrust Software, a privately held security software company focused on privilege identity management solutions sold into the Global 2000 IT infrastructure market. In March of 2003, Mr. Mutch was appointed by the U.S. Bankruptcy court to the Board of Peregrine Systems and he assisted that company in a bankruptcy work out proceeding and was named president, chief executive officer and a director in July 2003. Mr. Mutch ran Peregrine Systems operating the company under an SEC consent decree and successfully restructured the company culminating in a sale to Hewlett-Packard in December 2005 for $450M. From July 1997 to August 2002, Mr. Mutch served as president, chief executive officer and a director of HNC Software, a publically traded enterprise analytics software provider. Mr. Mutch executed a complex merger and acquisition strategy that resulted in HNC returning over $2.6B dollars to its shareholders through the spin out of its Retek subsidiary. HNC Software was sold to FICO in August of 2002 for $825M.  Prior to HNC Software, Mr. Mutch spent eight years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch has served on numerous public and private company boards. He is currently Chairman of the Board of Aviat Networks a director at Agilysys, Inc. and Steel Excel. Mr. Mutch holds a B.S. in Economics from Cornell University and an M.B.A. from The University of Chicago.

Edward Rose has been a private investor (and social entrepreneur) since 2008. From 2000 to 2008, Mr. Rose served as chief executive officer to Open Channel Solutions, Inc., formerly, a leading global provider of entitlement and e-business management solutions. From 1998 to 2000, Mr. Rose served as chief technology officer of Modus Media I, formerly, a supply chain management service for the technology industry. Mr. Rose also served as senior vice president at Modus Media  from 1997 to 1998. From 1995 to 1996, Mr. Rose was a private investor and strategic consultant to Advanced Health Corporation, a Physician Practice Management and medical technology company. From 1989 to 1995, Mr. Rose served in varying capacities at RR Donnelley ending as senior vice president, technology at RR Donnelley Financial, a financial printing and information subsidiary of RR Donnelley & Sons. From 1986 to 1989 he served as a founder and executive vice president of Inprint, Inc., a database publishing company that specialized in high-tech documentation publishing.

About Dialectic Capital Management, LP
Dialectic Capital Management, LP is a Connecticut-based investment adviser that provides investment advisory services to Dialectic Capital Partners, LP, a privately pooled investment vehicle.

Investor contact:
John Fichthorn, (212) 230-3230

INFORMATION CONCERNING THE PARTICIPANTS

Dialectic Capital Management, LP, together with the other participants named herein (collectively, "Dialectic"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2016 annual meeting of stockholders of Covisint Corporation, a Michigan corporation (the "Company").

DIALECTIC STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Dialectic Capital Partners, LP (“Dialectic Capital Partners”), Dialectic Offshore, Ltd. (“DOF”), Dialectic Antithesis Partners, LP (“DAP”), Dialectic Capital Management, LP (“Dialectic Capital”), Dialectic Capital, LLC (“Dialectic GP”), Bernard J. Eastwood, John Fichthorn, Scott Daniels, Alan B. Howe, John Mutch, and Edward Rose. As of the date hereof, Dialectic Capital Partners directly owns 255,800 shares of Common Stock, no par value, of the Company (the "Common Stock"). As of the date hereof, DOF directly owns 943,400 shares of Common Stock. As of the date hereof, DAP directly owns 432,000 shares of Common Stock. Dialectic GP, as the general partner of each of Dialectic Capital Partners, DOF, and DAP, may be deemed the beneficial owner of the 2,210,488 shares of Common Stock directly owned by Dialectic Capital Partners, DOF, and DAP. Dialectic Capital, as the investment manager of each of Dialectic Capital Partners, DOF, and DAP may be deemed the beneficial owner of an aggregate of 2,210,488 shares of Common Stock directly owned by Dialectic Capital Partners, DOF, and DAP. Each of Messrs. Eastwood and Fichthorn, as managing partners to Dialectic Capital, may be deemed the beneficial owner of the 2,210,488 shares of Common Stock directly owned by Dialectic Capital Partners, DOF, and DAP. As of the date hereof, Messrs. Daniels, Howe, Mutch and Rose do not, themselves, own any shares of Common Stock.